DATE: January 12, 2004

American Medical Systems to
Report Preliminary 24 Percent
Fourth Quarter Sales Growth at
J.P. Morgan Healthcare Conference

Women’s Health Products
Fuel Strong Performance

     MINNEAPOLIS, January 8 — Douglas W. Kohrs, President and Chief Executive Officer of American Medical Systems Holdings Inc. (Nasdaq: AMMD) will present an overview of the company, including preliminary sales for the fourth quarter and full year 2003 at the J.P. Morgan Healthcare Conference in San Francisco on Tuesday, January 13, at 9:30 am PST. He will report that preliminary sales in the fourth quarter of 2003 were $47 million, a 24 percent increase over sales of $37.8 million in the comparable quarter of 2002 (21 percent without gain from currency exchange rate changes). Preliminary sales in the full year 2003 were $168 million, up 19 percent from sales of $141.6 million in 2002 (16 percent without gain from currency exchange rate changes). The company will discuss other quarter and year-end results after it releases earnings on Thursday, February 12.

     Mr. Kohrs will state that the fourth quarter sales performance was driven by the company’s progress with its expanded range of women’s health offerings, led by the success of its Monarc treatment for stress urinary incontinence—with over 12,000 procedures done since its launch earlier this year—and that sales of Sparc and InFast continue strongly, with Sparc having its highest sales quarter ever. He will also report that sales from the company’s men’s health products grew over the comparable quarter of 2002.

About American Medical Systems

     American Medical Systems, headquartered in Minnetonka, Minnesota, is a world leader in medical devices and procedures to treat erectile dysfunction (ED); other men’s health problems, (including incontinence, BPH, and stricture); and women’s health problems, including menorrhagia, incontinence, and other pelvic floor defects. Although not often life-threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer life expectancy, higher quality-of-life expectations, and greater awareness of new treatment alternatives. Physicians use American Medical Systems’ products to reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive surgery. The company believes its products were used to treat 100,000 patients in 54 countries during the last 12 months. More information about the company and its products may be found at the company’s website: www.AmericanMedicalSystems.com.

Contact:	Doug Kohrs President and Chief Executive Officer 952-930-6118 Doug.Kohrs@AmericanMedicalSystems.com

Jim Call Executive Vice President and Chief Financial Officer 952-930-6238 Jim.Call@AmericanMedicalSystems.com